UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2005

HOKU SCIENTIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51458	94-0351487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1075 Opakapaka Street Kapolei, Hawaii	96707
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (808) 682-7800

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

Hoku Scientific, Inc. is reporting in this Report on Form 8-K a correction to our financial results for the three and six months ended September 30, 2005, to record a liability of $56,000 relating to our lease facility located in Honolulu, Hawaii where we were previously headquartered. This correction resulted in a decrease in basic earnings per share, as reported in our press release issued on October 19, 2005 for the three months ended September 30, 2005 from $0.03 to $0.02. Basic earnings per share for the six months ended September 30, 2005 of $0.07 and diluted earnings per share for the three and six months ended September 30, 2005 of $0.02 and $0.05, respectively, were not effected by recording of the lease liability.

Subsequent to our press release dated October 19, 2005 entitled “Hoku Scientific, Inc. Reports Second Quarter 2006 Results,” we determined it was appropriate to record a liability of $56,000 relating to the lease of our unoccupied facility located in Honolulu, Hawaii. In August 2005, we completed the move of our operations to a new 14,000 square foot facility in Kapolei, Hawaii. The related expense, which represents the estimated three months of rent expense on the unoccupied facility and the estimated leasing commission to be paid to a contracted third party when the facility is subleased, resulted in a decrease in net income of $56,000 to $293,000 and $634,000 for the three and six months ended September 30, 2005, respectively, as compared to the financial results reported in our press release dated October 19, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: October 31, 2005

HOKU SCIENTIFIC, INC.

By:	/S/ DUSTIN SHINDO
Dustin Shindo
Chairman of the Board of Directors, President and Chief Executive Officer